EX-33.1
REPORT ON ASSESSMENT OF COMPLIANCE

CoreLogic Commercial Real Estate Services, Inc. (the "Asserting Party"), an
indirect subsidiary of CoreLogic, Inc, is responsible for assessing compliance as of December 31, 2012, and for the period from January 1, 2012 through
December 31, 2012 (the "Reporting Period") with the servicing criteria set forth in Title 17, Sections 229.1122(d)(l)(iv), (d)(2)(v), (d)(2)(vi),
(d)(2)(vii), (d)(4)(xi), (d)(4)(xii) and (d)(4)(xiii) of the Code of Federal
Regulations applicable to the Asserting Party (the "Applicable Servicing
Criteria"). The servicing activities covered by this report include all loans for commercial mortgage loan outsourcing customers for which the Asserting
Party served as the commercial tax service provider (the "Platform").

The Asserting Party has assessed its compliance with the Applicable Servicing
Criteria for the Reporting Period and has concluded that the Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria as of December 31, 2012, and for the Reporting Period with respect to the
Platform taken as a whole.

PricewaterhouseCoopers LLP, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the
Applicable Servicing Criteria as of December 31, 2012, and for the Reporting
Period.

CORELOGIC COMMERCIAL REAL ESTATE SERVICES, INC.

/s/Vicki Chenault
Vicki Chenault,
Senior Vice President
February 6, 2013